Exhibit 10.32b

January 30, 2020

Middlesex Water Company

Pinelands Wastewater Company

Pinelands Water Company

Tidewater Environmental Services, Inc.

Tidewater Utilities, Inc.

Utility Service Affiliates (Perth Amboy) Inc.

Utility Service Affiliates Inc.

White Marsh Environmental Systems, Inc.

1500 Ronson Road

Iselin, New Jersey 08830-3049

Re: Renewal of Expiration Date for that certain $68,000,000.00 CommittedLine of Credit (“Line of Credit”) extended by PNC Bank, National Association (the “Bank”) to Middlesex Water Company, Pinelands Wastewater Company, Pinelands Water Company, Tidewater Environmental Services, Inc., Tidewater Utilities, Inc., Utility Service Affiliates (Perth Amboy) Inc., Utility Service Affiliates Inc. and White Marsh Environmental Systems, Inc. (individually and collectively, the “Borrower”).

Ladies/Gentlemen:

We are pleased to inform you that the Line of Credit has been renewed. The Expiration Date of the Line of Credit, as set forth in that certain Amended and Restated Committed Line of Credit Note executed and delivered by the Borrower to the Bankdated October 22, 2019 (the “Note”) and/or that certain loan agreement governing the Line of Credit (the “Loan Agreement”), has been extended from January 31, 2021 to January 31, 2022, or such later date as may, in the Bank’s sole discretion, be designated by the Bank by written notice from the Bank to the Borrower. All sums due under the Note, the Loan Agreement or any related documents, instruments and agreements (collectively as amended from time to time, the “Loan Documents”) shall be due and payable on the Expiration Date, as extended hereby. All other terms and conditions of the Loan Documents governing the Line of Credit remain in full force and effect.

It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Anthony Frasso

Print Name: Anthony Frasso Title: Vice President